Exhibit 10.1

GOLDMAN SACHS BANK USA

200 West Street

New York, New York 10282

July 27, 2026

Procore Technologies, Inc.

6309 Carpinteria Avenue

Carpinteria, California 93013

Attention: Rachel Pyles

Procore Technologies, Inc.

$700 Million Senior Secured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Goldman Sachs Bank USA (“GS Bank”, and together with each person that becomes a party to this Commitment Letter (as defined below) as an “Additional Commitment Party” pursuant to the terms hereof, individually and collectively, the “Commitment Party”, “we” or “us”) that Procore Technologies, Inc., a Delaware corporation (the “Borrower” or “you”), seeks financing in connection with the Transactions described in the Transaction Description attached hereto as Annex E (the “Transaction Description”). Each capitalized term used but not defined herein has the meaning assigned to it in the Term Sheet referred to below in Annex A hereto or the Transaction Description, as applicable. This letter, including the Term Sheet, the Conditions Annex attached hereto as Annex B (the “Conditions Annex”) and the Transaction Description, is hereinafter referred to as the “Commitment Letter”.

1. Commitment.

Upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Term Sheet and the Conditions Annex, GS Bank (in such capacity, the “Initial Lender”) is pleased to advise you of its commitment to provide to the Borrower 100% of the aggregate principal amount of the Facility (the “Commitments”), on the terms set forth in this Commitment Letter and the Term Sheet attached hereto as Annex A (the “Term Sheet”).

2. Titles and Roles.

GS Bank, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Facility. GS Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Facility.

You agree that no additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) unless you and the Commitment Party shall agree in writing; provided, however, that notwithstanding the foregoing, you may, on or prior to the date that is five (5) Business Days following the date hereof, appoint additional lead arrangers and bookrunners in respect of the Facility (any such additional lead arranger or bookrunner, an “Additional Commitment Party”) in a manner and with economics determined by you (it being agreed that (a) you may not allocate more than 35% of the economics in respect of the Facility to the Additional Commitment Parties (or their affiliates); provided that no Additional Commitment Party may receive an equivalent or greater proportion of the total economics in respect of the Facility than the proportion of the total economics with respect to the Facility received by GS Bank, (b) each Additional Commitment Party (or its affiliate) shall commit to provide a portion of the commitment amount of the Facility that is equal to (or greater than) the proportion of the total economics allocated to such Additional Commitment Party (or its affiliates) in respect thereof, and (c) to the extent you appoint (or confer titles on) any Additional Commitment Party in respect of the Facility, the economics allocated to, and the commitment amounts of, the Commitment Party on the date hereof in respect of the Facility will be reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Commitment Party (or its affiliate) in respect of the Facility), in each case, upon the execution and delivery by such Additional Commitment Party of customary joinder documentation reasonably acceptable to you and us and, thereafter, such Additional Commitment Party shall constitute a “Commitment Party”, an “Initial Lender” and/or a “Lead Arranger”, as applicable, under this Commitment Letter and under the Fee Letter. The commitments and other obligations hereunder of each Commitment Party party hereto shall be several and not joint. Each Commitment Party agrees that, notwithstanding its right to syndicate the Facility and obtain commitments with respect thereto, unless you and we otherwise agree in writing, we shall retain exclusive control over all rights with respect to the Facility, including approval of the Loan Documentation, until the Closing Date has occurred.

It is understood and agreed that among the GS Bank and any other Additional Commitment Part(ies), GS Bank will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Facility.

3. Conditions to Commitment.

Our commitments hereunder with respect to the Facility are subject solely to the satisfaction (or waiver by the Initial Lender) of the conditions set forth in the Conditions Annex.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Loan Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to the Borrower, the Guarantors or the Target, the making and accuracy of which will

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be a condition to the availability of the Facility on the Closing Date shall be (A) such of the representations and warranties made by, or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or not be obligated to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Loan Documentation and (ii) the terms of the Loan Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth in the Conditions Annex are satisfied (or waived by the Initial Lender) (it being understood that, to the extent any lien search or, if applicable, insurance certificate or endorsement, or any security interest in any Collateral is not able to be provided and/or perfected on the Closing Date, other than (x) Collateral constituting assets pursuant to which a security interest can be perfected by the filing of a financing statement under the Uniform Commercial Code or (y) as applicable, Collateral constituting certificated equity interests of each of the Borrower’s material U.S. domiciled wholly owned subsidiaries (provided that, with respect to the Target and its subsidiaries on the Closing Date, the foregoing shall only apply to the extent such certificated equity interests are received from the Target after your use of commercially reasonable efforts and any such certificates not delivered on the Closing Date shall be delivered promptly thereafter), in each case, after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or delivery of any lien search or, if applicable, insurance certificate or endorsement, and/or the provision and/or perfection of a security interest in such Collateral, as applicable, shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but instead shall be required to be provided and/or perfected within 90 days after the Closing Date (or such later date as mutually agreed by the Administrative Agent and the Borrower acting reasonably).

For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documentation relating to organizational status of the Borrower and the Guarantors; power and authority and due authorization, execution and delivery and enforceability of the Borrower and the Guarantors, in each case related to, the entering into, the borrowing under, guaranteeing under, and performance of the Loan Documentation; the incurrence of the loans to be made under the Facility and the performance of the Loan Documentation and the provision of the Guarantees and the granting of the security interests in the Collateral by the Loan Parties to secure the Facility, in each case not conflicting with the organizational documents of the Borrower or any Guarantor; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 6(c) of Annex B hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; and use of proceeds not violating the PATRIOT Act, FCPA, OFAC and other applicable sanctions and anti-terrorism Laws, anti-corruption or anti-money laundering laws or regulations; and, subject to permitted liens and the limitations set forth in the preceding sentence, creation, validity and perfection of security interests. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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4. Syndication.

The Lead Arranger may syndicate, prior to and/or after the execution of the applicable Loan Documentation, all or a portion of the Loans and Commitments to one or more other banks, financial institutions and other entities reasonably acceptable to you (such banks, financial institutions and other entities committing to such Facility, the “Lenders”) pursuant to a syndication managed by the Lead Arranger (the “Syndication Process”) on the terms set forth in this Commitment Letter and in the Fee Letter, it being understood and agreed that any such syndication is not a condition of our commitments under this Commitment Letter. The Lead Arranger will commence the Syndication Process promptly after your acceptance of this Commitment Letter and the Fee Letter. The Lead Arranger will, in consultation with you (and subject, in any event, to your consent with respect to the identity of the Lenders (as noted above), the awarding of any titles, and the allocations of any lending commitments), control all aspects of the Syndication Process, including the timing and selection of prospective Lenders, the awarding of any titles, the determination of allocations and the amount of any fees. You agree that no Lender will be permitted to receive compensation of any kind for its participation in the Facility, except as expressly provided for in this Commitment Letter or the Fee Letter, without the prior written consent of the Lead Arranger (which consent shall not be unreasonably withheld, conditioned or delayed).

Until the earlier of (x) 30 calendar days following the Closing Date and (y) the date that a successful syndication is achieved as mutually determined by the Lead Arranger and you (such earlier date, the “Syndication Date”), you agree to (i) provide promptly, and use commercially reasonable efforts to have Target promptly provide, to the Commitment Party and the other Lenders upon request all information reasonably requested by the Lead Arranger to assist the Lead Arranger to complete the syndication, (ii) make your senior management and use commercially reasonable efforts to make senior management of the Target available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arrangers, meetings (limited to one “bank meeting,” unless otherwise deemed reasonably necessary by the Lead Arranger in consultation with you) with prospective Lenders at mutually agreed times and locations (which meeting(s) may be held by videoconference) (and to the extent necessary, one or more conference calls with prospective Lenders in addition to any such meeting), (iv) assist, and cause your affiliates and advisors to assist and use commercially reasonable efforts to cause the Target to assist, the Lead Arranger in the preparation of one or more customary confidential information memoranda and other customary marketing materials to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower (including its affiliates), and (vi) prior to the later of the Closing Date and the Syndication Date, not solicit any competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries, that would be offered, placed or arranged (other than (I) the Facility, (II) any Permanent Financing, (III) intercompany indebtedness of you and your subsidiaries, (IV) other indebtedness that is reasonably agreed to by you and us to remain outstanding following the Closing Date and (V) any indebtedness incurred in the ordinary course of business, including, without limitation, purchase money indebtedness and equipment financings, deferred purchase price obligations, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection,

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hedging and cash management obligations, and trade or customer financing) without the written consent of the Commitment Party, unless such issuance, offering, placement, arrangement or syndication would not reasonably be expected to materially impair the syndication of the Facility. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality from a third party binding on you, the Target (solely with respect to the assets acquired pursuant to the Acquisition Agreement) or any of your or its respective affiliates (so long as such confidentiality obligation was not entered into in contemplation of this Commitment Letter); provided that you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information to the extent reasonably requested by the Commitment Party; provided, further, that you will inform the Commitment Party, in advance and to the extent legally permitted, that you are withholding any information pursuant to the foregoing.

5. Information.

You represent, warrant (but qualified to your knowledge insofar as relating to the Target and its subsidiaries or its or their assets prior to the Closing Date) and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Target and each of your and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Party or the Lenders by you or any of your representatives, subsidiaries or affiliates (or, at your direction, on your behalf) (the “Information”), taken as a whole and after giving effect to all supplements and updates thereto and taking into account the Borrower’s filings with the Securities and Exchange Commission, (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading and (ii) all financial projections concerning the Borrower and its subsidiaries or the Target, taking into account the consummation of the Transactions, that have been or will be made available to any of the Commitment Party or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your behalf) in connection with the Transactions (the “Projections”) have been and will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein and on a basis consistent with the Borrower’s and the Target’s historical financial data (it being understood that (w) the Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projections will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will

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promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections and do not assume responsibility for the accuracy or completeness of the Information and the Projections. You acknowledge that we may share with any of our affiliates and such affiliates may share with the Commitment Party, any information related to you, the Target or any of your or its subsidiaries or your or its affiliates (including, without limitation, in each case, information relating to creditworthiness) and the Transactions. For the avoidance of doubt, the accuracy of the foregoing representations and warranties shall not be a condition to the obligations of the Initial Lender hereunder or the funding of the Facility.

You acknowledge that (i) the Commitment Party will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”) to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Borrower or your subsidiaries or affiliates or any of your securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates or advisors to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”) and (B) at the request of the Lead Arranger you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Party may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Party in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Facility, (y) historical financial information regarding the Borrower, the Target and their respective subsidiaries (other than the Projections) and (z) drafts and final versions of the Term Sheet and the Loan Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Loan Documentation) should not be distributed to Public Lenders, then the Commitment Party will not distribute such materials to Public Lenders without your consent. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom. In addition, the Information Materials shall exculpate you and us and the respective affiliates of the foregoing with respect to any liability related to the use or misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof.

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6. Indemnification and Expense.

You agree, whether or not the Closing Date occurs, to reimburse the Commitment Party for all reasonable and documented out-of-pocket fees and expenses (provided that (i) (x) legal fees will be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel to the Commitment Party and, if applicable, one local counsel in each relevant jurisdiction and (y) if the Closing Date does not occur, the amount of fees and expenses pursuant to clause (x) that shall be reimbursable by you shall not exceed $500,000 in the aggregate, (ii) in the case of any other advisors or consultants, such expense reimbursement obligations shall be limited solely to advisors or consultants approved by you, such consent not to be unreasonably withheld, conditioned or delayed and (iii) to the extent that legal fees and expenses reimbursable pursuant to clause (i)(x) exceed $500,000 in the aggregate, the Commitment Party shall provide written notice to the Borrower upon each additional $100,000 increment of such legal fees and expenses incurred in excess of such $500,000 threshold) incurred in connection with the Facility, the syndication thereof, the Commitment Party’s due diligence investigation with respect to the Transactions and the preparation, negotiation and execution of the Loan Documentation (including with respect to the creation and perfection of liens on the Collateral and related filings).

You agree to indemnify and hold harmless the Commitment Party and each of its affiliates and each of its and its affiliates’ respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case, arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Loan Documentation, the documentation for any Permanent Financing and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facility, and will reimburse each such Indemnified Party for all out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole) within 15 days of receipt of written demand therefor; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) any claim, litigation, loss or proceeding not involving an act or omission of you or any of your related parties and that is brought by an Indemnified Party against another Indemnified Party. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

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You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith or willful misconduct. None of you, any of your affiliates, any of your and your affiliates’ respective directors, officers, employees, partners, controlling persons, representatives, advisors and agents, any of their respective heirs, successors and assigns, nor any Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Loan Documentation or any other element of the Transactions (other than in respect of any such damages required to be indemnified under this Section 6).

No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent. You shall not be liable for any settlement of any action effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but, if settled with your prior written consent or if there is a judgment in any such action, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, penalties, liabilities and reasonable and documented out-of-pocket expenses of any kind or nature (including legal expenses) incurred by reason of such settlement in accordance with this Section 6.

7. Fees.

As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to cause to be paid the fees described in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith (as amended, restated, or otherwise modified in accordance with its terms, the “Fee Letter”), on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein.

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8. Confidentiality.

This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the contents hereof and thereof are confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential and need-to-know basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) in connection with the exercise of your right to appoint Additional Commitment Parties in accordance with this Commitment Letter, (iv) of this Commitment Letter, but not the Fee Letter, in any required (as reasonably determined by you) filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) of the Term Sheet to any ratings agency in connection with the Transactions, (vi) of this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent reasonably necessary or advisable to enforce any right or exercise any remedy under this Commitment Letter or the Fee Letter, (vii) of this Commitment Letter and its contents by you, and to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders, pricing caps, economic flex terms and other economic terms), of the Fee Letter and the contents thereof by you, in each case, to the Seller, the Target, their respective subsidiaries and directors, officers, employees, accountants, attorneys, tax advisors and other professional advisors, on a confidential basis and need to know basis, and (viii) of the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facility or in any public release or filing relating to the Transaction (it being understood and agreed that the Fee Letter may be shared on an unredacted basis for purposes of the foregoing clauses (ii) and (vi)). The Commitment Party shall be permitted to use information related to the syndication and arrangement of the Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to your advance written consent (not to be unreasonably withheld, delayed or conditioned) and subject to any confidentiality obligations or disclosure restrictions reasonably requested by you. The confidentiality provisions of this paragraph (other than with respect to the Fee Letter) shall automatically terminate on the date that is two years from the date of this Commitment Letter.

We agree to use all non-public information provided to us by or on behalf of the Borrower hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and to treat all such information confidentially; provided that nothing herein shall prevent the Commitment Party from disclosing any such information (i) to any Lenders, assignees or participants or prospective Lenders, assignees or participants, (ii) as otherwise required by applicable law, rule or regulation or compulsory legal process or pursuant to a subpoena (in which case, we agree, to the extent permitted by law, to inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such

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Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicably and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, insurance, environmental, financial or other advisors or agents of the Commitment Party and its affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its affiliates solely in connection with the Transactions, (vi) to the extent reasonably necessary or advisable to enforce any right or exercise any remedy under this Commitment Letter or the Fee Letter, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party or its affiliates in breach of this Commitment Letter, (viii) to the extent that such information is received by the Commitment Party from a third party that is not to the Commitment Party’s knowledge subject to confidentiality obligations to the Borrower, the Seller or the Target, (ix) to the extent that such information is independently developed by the Commitment Party, (x) to ratings agencies in connection with the Transactions, (xi) for purposes of establishing a “due diligence” defense, (xii) on a confidential basis to an actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Transactions) or (xiii) with your prior written consent; provided further that the disclosure of any such information to any Lenders, assignees or participants or prospective Lenders, assignees or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Party shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) to the extent superseded by the confidentiality provision in the Loan Documentation upon the effectiveness thereof. Notwithstanding the foregoing, the Commitment Party, the Lead Arranger and the Administrative Agent may disclose the existence of the Facility and information about the Facility to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent in connection with the administration and management of the Facility.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without notification to any person.

The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Party and the other Lenders to identify you and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for each of us and the Lenders.

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9. Other Services.

Nothing contained herein shall limit or preclude the Commitment Party or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, the Target or its affiliates, any competitor, supplier or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and (i) may be providing debt financing, equity capital or other services (including financial advisory services) and financial instruments (including bank loans and other obligations) to other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, including the Target and its affiliates, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) none of the Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and the Commitment Party has no obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Party shall not have any obligation to disclose any of such interests, and (v) the Commitment Party has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party or any of its affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest solely to the extent arising under this Commitment Letter, the Fee Letter and the Loan Documentation, as applicable.

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In addition, the parties hereto acknowledge that GS Bank, or one or more of its affiliates, have been retained as a buy-side and/or financial advisor in connection with the Transactions (in such capacities, the “Buy-Side Advisor”). Each party hereto agrees to such retention, and the Borrower further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result primarily from, on the one hand, the engagement of the Buy-Side Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein. The Commitment Party acknowledges (i) the retention of GS Bank (or one or more of its affiliates) as a Buy-Side Advisor and (ii) that such relationships do not create any fiduciary duties or fiduciary responsibilities to the Commitment Party on the part of GS Bank or its affiliates.

10. Acceptance/Expiration of Commitment.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on July 27, 2026. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (such earliest date being the “Expiration Time”) (i) after the execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement in accordance with its terms (other than with respect to provisions that expressly survive termination), (ii) the consummation of the Acquisition without the funding of the Facility and (iii) 11:59 p.m., New York City time, five Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof and as such date may be extended in accordance with the terms of the Acquisition Agreement as in effect on the date hereof) and (iv) the Closing Date. Upon the occurrence of the Expiration Time, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Lenders and the Lead Arranger to provide the services described herein shall automatically terminate unless the Commitment Party, in its discretion, agrees to an extension in writing.

11. Survival.

The sections of this Commitment Letter and the Fee Letter relating to Indemnification and Expenses, Confidentiality, Other Services, Survival, Governing Law and Miscellaneous shall survive any termination or expiration of this Commitment Letter, the Commitment of the Commitment Party or the undertakings of the Lead Arranger set forth herein (regardless of whether definitive Loan Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Facility; provided that, your obligations under this Commitment Letter (other than your

12

obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival, Governing Law and Miscellaneous) shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder, to the extent covered thereby, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lender’s commitments with respect to the Facility hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

12. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED HOWEVER THAT (A) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT WITH RESPECT TO THE TARGET (AND WHETHER OR NOT SUCH A MATERIAL ADVERSE EFFECT HAS OCCURRED, INCLUDING FOR PURPOSES OF ANY CONDITIONS UNDER THIS COMMITMENT LETTER, (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION THERE HAS BEEN A FAILURE OF A CONDITION UNDER THIS COMMITMENT LETTER AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT WILL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO THE ACQUISITION AGREEMENT, WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR ANY ELEMENT OF THE TRANSACTIONS. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Party will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Party.

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13. Miscellaneous.

This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Party and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by (x) you without the prior written consent of the Commitment Party or (y) the Commitment Party (except (i) as provided in Section 4 and (ii) among GS Bank and Goldman Sachs Lending Partners LLC) without your prior written consent, and any purported assignment in either case without such consent shall be void. Any and all services to be provided by the Commitment Party hereunder may be performed by or through any of its affiliates or branches and the provisions of Section 6 shall apply with equal force and effect to any such entities so performing any such duties or activities, but the Commitment Party shall not be relieved of its obligations under this Commitment Letter. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the Lenders and each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts all of which, when taken together, will constitute one agreement. Delivery of an executed counterparty of a signature page of this Commitment Letter or the Fee Letter by facsimile or other electronic transmission (including “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. For purposes of the Commitment Documents, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Party.

Each of the parties agrees that each of this Commitment Letter and the Fee Letter, if accepted by you as provided above, is a binding and enforceable agreement with respect to the subject matter contained herein and therein, it being acknowledged and agreed that the funding of the Facility is subject to the conditions precedent set forth in the Conditions Annex; provided that nothing contained in the Commitment Letter or Fee Letter obligates you or any of your affiliates to consummate the Transactions or to draw upon all or any portion of the Facility.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

The provisions of this Commitment Letter

are accepted and agreed to as of the date

first written above:

PROCORE TECHNOLOGIES, INC.

By:	/s/ Rachel Pyles
Name:	Rachel Pyles
Title:	Chief Financial Officer

[Signature Page to Commitment Letter]

ANNEX A

$700 MILLION

SENIOR SECURED BRIDGE FACILITY

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Terms and Conditions is attached as Annex A.

Borrower:	Procore Technologies, Inc., a Delaware corporation (the “Borrower”).

Lead Arranger and Bookrunner:	GS Bank, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”); provided that in the event the Facility (as defined below) is syndicated to other financial institutions then GS Bank will be lead left.

Lenders:	A syndicate of financial institutions and other entities arranged by the Lead Arranger and reasonably acceptable to you (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent:	GS Bank (in such capacity, the “Administrative Agent”).

Bridge Loans:	A 364-day senior secured bridge facility (the “Facility”) consisting of commitments to make bridge loans (the “Loans”) in an aggregate principal amount of up to $700 million less any net cash proceeds from any Permanent Financing received by the Borrower on or prior to the Closing Date. Such commitments shall also be permanently and automatically reduced on a pro rata basis as set forth under “Mandatory Prepayments/Commitment Reductions” below.

Use of Proceeds:	The proceeds from borrowings of the Loans will be used by the Borrower on the Closing Date, together with cash on hand and the proceeds from any Permanent Financing, if any, to pay the Acquisition Costs.

Availability:	The Loans will be available in a single drawing substantially contemporaneously with the consummation of the Acquisition (such date of the consummation of the Acquisition and the funding, in whole or in part, of the Loans, the “Closing Date”). Loans borrowed and repaid may not be redrawn.

Documentation:	The documentation for the Loans (the “Loan Documentation”) shall be customary for facilities of this type in a form to be mutually agreed between the Administrative Agent and the Borrower and (i) to reflect the terms set forth in this Annex A, including the nature of the Facility as a bridge facility, and in Annex B, (ii) to reflect the operational or administrative requirements of the Administrative Agent and (iii) to permit the consummation of the Transactions and assumption of existing debt of the Target on the Closing Date that is permitted to remain outstanding pursuant to the Acquisition Agreement (after giving effect to the Transactions). The Loan Documentation shall (i) contain customary “Chewy,” “Serta” and “J. Crew” protections, (ii) contain the Administrative Agent’s customary agency, exculpatory, operational, technical and mechanical provisions and (iii) contain other terms and provisions as may be reasonably agreed by the Borrower and the Commitment Party giving due regard to the operational and strategic requirements of Borrower and its subsidiaries and the Target in light of their consolidated capital structure, size, industry and practices after giving effect to the Transactions (such provisions of this paragraph being referred to collectively as the “Documentation Principles”).

Ranking:	The Loans will be senior debt of the Borrower, pari passu in right of payment with all other senior debt of the Borrower.

Guarantors:	Each existing and subsequently acquired or formed direct and indirect wholly-owned material domestic subsidiary of the Borrower (the “Guarantors”, and the guarantees provided by the Guarantors, the “Guarantees”; the Guarantors, together with the Borrower, the “Loan Parties”).

Security:	Subject to the Certain Funds Provisions, permitted liens and customary exceptions to be set forth in the Loan Documentation, obligations of the Loan Parties in respect of the Facility and the related Guarantees will be secured jointly and severally on a perfected first-priority basis by the following property of the Loan Parties, wherever located, now owned or hereafter acquired (collectively, the “Collateral”): substantially all of the real and personal property and fixtures of the Loan Parties, accounts, goods (including inventory and equipment), documents, instruments, investment property, chattel paper, letters of credit, letter-of-credit rights, commercial tort claims and general intangibles (including intellectual property), and proceeds and products of the foregoing property and assets, subject to customary exceptions customary for facilities of this type to be mutually agreed between the Administrative Agent and the Borrower. For the avoidance of doubt, and without limitation, (x) the Loan Documentation shall require, subject to the Certain Funds Provisions, the entrance into customary mortgages and related filings and deliverables with respect to real property in excess of a threshold to be agreed and (y) (i) no control agreements shall be required with respect to any bank accounts or securities accounts, (ii) no landlord waiver or collateral access agreement will be required, (iii) no leasehold mortgages will be required, and (iv) no document governed by non-U.S. law or perfection action outside the United States will be required.

Interest:	Interest rates and fees in connection with the Loans will be as specified in the Fee Letter and on Schedule I attached hereto.

Maturity:	The Loans will mature on the date (the “Maturity Date”) that is 364 days after the Closing Date.

Mandatory Prepayment/ Commitment Reductions:	The Borrower will be required to prepay the Loans and/or the Commitments under the Facility will be automatically and permanently reduced on a pro rata basis, at par plus accrued and unpaid interest with 100% of the net cash proceeds from (i) the issuance or incurrence of any Permanent Financing, (ii) the issuance or incurrence of any other debt for borrowed money not otherwise permitted under the Loan Documentation (other than indebtedness that is reasonably agreed to by the Lead Arranger and certain other indebtedness incurred in the ordinary course of business, including, without limitation, purchase money indebtedness and equipment financings, deferred purchase price obligations, capital leases, letter of credit facilities, working capital, liquidity or revolving credit facilities, draft protection, hedging and cash management obligations, trade or customer financing, subject to other exceptions to be mutually agreed), (iii) the issuance of any equity (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities) (other than (A) the issuance of common stock, options, warrants, restricted stock units and/or other equity interests of the Borrower to officers, directors or employees of the Borrower or any subsidiaries thereof pursuant to equity incentive plans or other employee equity compensation arrangements of Borrower and (B) other exceptions to be mutually agreed) and (iv) non-ordinary course asset sales and other dispositions of property (including casualty events) (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business and intercompany transactions among the Borrower and any of its subsidiaries) the net cash proceeds of which are in excess of $20,000,000 per transaction or series of related transactions or $50,000,000 in the aggregate and other exceptions to be set forth in the Loan Documentation consistent with the Documentation Principles).

Each such prepayment will be made together with accrued and unpaid interest to the date of prepayment, but without premium or penalty.

Voluntary Prepayment:	The Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Loans prepaid, plus all accrued and unpaid interest and fees to the date of the repayment.

Conditions Precedent to Borrowings:	Limited to those conditions set forth in the Conditions Annex and subject to the Certain Funds Provisions.

Representations and Warranties:	The Loan Documentation will contain the Specified Representations and, subject to the Documentation Principles, other representations and warranties customary for facilities of this type, which representations and warranties shall be limited to: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documentation; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency; compliance with laws; status as first lien senior debt; full disclosure; outbound investment rules; beneficial ownership regulations; and PATRIOT Act, sanctions and anti-terrorism, anti-corruption, and anti-money-laundering laws and regulations, and other related matters.

Affirmative Covenants:	Subject to the Documentation Principles and customary for facilities of this type (including customary exceptions to be mutually agreed), and limited to: delivery of financial statements and other reports; notices of defaults, litigation and other material events; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; compliance with laws; sanctions and anti-terrorism, anti-corruption, and anti-money-laundering laws and regulations; environmental matters; additional collateral and guarantors; beneficial ownership regulation; use of proceeds; further assurances, including, in each case, exceptions and qualifications to be agreed between the Administrative Agent and the Borrower.

Negative Covenants:	Subject to the Documentation Principles and customary for facilities of this type (including customary baskets and exceptions to be mutually agreed), and limited to: restrictions on the ability of the Loan Parties and their subsidiaries to: incur indebtedness, issue disqualified capital stock, incur liens, merge or consolidate into other persons, change lines of business or fiscal year, make investments, dividends or other restricted payments, amend organizational documents, material indebtedness or indebtedness (“Junior Debt”) that is unsecured or subordinated in right of payment or lien priority to the Facility, make certain payments with respect to Junior Debt, sell or dispose of assets (including through sale and leaseback transactions), transact with affiliates, enter into certain restrictive agreements, outbound investment rules, and use the proceeds of the Facility in violation of applicable sanctions and anti-terrorism, anti-corruption, or anti-money-laundering laws and regulations, in each case, with certain exceptions to be agreed between the Administrative Agent and the Borrower.

Financial Covenants:	None.

Events of Default:	Subject to the Documentation Principles and customary for facilities of this type (with customary materiality thresholds, exceptions and cure periods to be mutually agreed), and limited to: failure to make payments when due, defaults under other agreements or instruments of indebtedness, certain events under hedging agreements, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA events, impairment of security interests in collateral, invalidity of guarantees, and a “change of control” (to be defined in a mutually agreed upon manner.

Yield Protection and Increased Costs:	Consistent with the Documentation Principles. Customary gross-up and indemnity provisions for withholding and other taxes to be included.

Assignments and Participations:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), the Lenders will have the right to assign Loans (other than to natural persons, the Borrower or any of the Borrower’s affiliates or subsidiaries); provided, however, that prior to the Maturity Date and so long as no bankruptcy or payment event of default has occurred and is continuing, the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed and other than with respect to assignments to a Lender, an affiliate of a Lender or an approved fund) shall be required. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within fifteen (15) business days after written notice thereof.

The Lenders will have the right to participate their Loans (other than to any natural persons, the Borrower or any of the Borrower’s affiliates or subsidiaries) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the aggregate outstanding commitments and Loans (the “Required Lenders”).

Amendments and Waivers:	Subject to the Documentation Principles, amendments and waivers of the provisions of the Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) extensions of scheduled maturities or times for payment, (iii) increases in the amount of any Lender’s commitment, (iv) releases of all or substantially all of the Collateral or of the value of the guarantees, (v) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (vi) changes to pro rata sharing provisions, (b) the consent of 100% of the Lenders will be required with respect to customary matters, including (i) to permit the Borrower to assign its rights under the Loan Documentation and (ii) to modify any voting percentages and (c) the consent of the Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	Consistent with the Documentation Principles.

Confidentiality:	Consistent with the Documentation Principles; provided that the Administrative Agent, the Lead Arranger and the Lenders may disclose the existence of the Facility and information about the Facility to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent in connection with the administration and management of the Facility.

Expenses:	Whether or not the Closing Date occurs, the Borrower shall pay (a) the reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and, if applicable, one local counsel in each relevant jurisdiction) of the Administrative Agent and the Lead Arranger associated with the syndication of Facility and the preparation, negotiation, execution, delivery and administration of the Loan Documentation (including with respect to the creation and perfection of liens on the Collateral and related filings) and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of one counsel to the Administrative Agent and the Lenders together (and, if applicable, one local counsel in each relevant jurisdiction)) of the Administrative Agent and each of the Lenders in connection with the enforcement of the Loan Documentation or protection of rights.

Governing Law and Submission to Jurisdiction:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	Consistent with the Documentation Principles.

Counsel for the Lead Arrangers and the Administrative Agent:	Cahill Gordon & Reindel LLP.

SCHEDULE I TO ANNEX A

INTEREST RATES ON THE LOANS

Interest Rate:	The Loans will bear interest for the first three month period commencing on the initial date of funding of the Loans (the “Funding Date”) at a variable rate per annum (the “Applicable Interest Rate”) equal to the sum of (a) the SOFR Rate plus (b) a spread equal to 1.75%.

The Applicable Interest Rate will increase by an additional 0.25% at the conclusion of each three-month period after the Funding Date.

Interest will be payable quarterly in arrears and on the Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

The “SOFR Rate” (and/or analogous and related terms) will be defined and calculated as specified in the Loan Documentation; provided that the SOFR Rate will be deemed to not be less than 0.00 % per annum.

Default Rate:	The Applicable Interest Rate plus 2.00%, applicable only after the Administrative Agent’s written election following the occurrence and during the continuance of an Event of Default (except in the case of a bankruptcy Event of Default, with respect to which no notice is required).

A-I-1

ANNEX B

$700 MILLION SENIOR SECURED BRIDGE FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, or Annex A, Annex C or Annex D to the Commitment Letter.

Establishment of, and funding under, the Facility will be subject to the satisfaction of the following conditions precedent:

1. The execution and delivery by the Borrower and the Guarantors of the Loan Documentation, which shall contain the terms set forth in the Commitment Documents and shall be consistent with the Documentation Principles. Subject to the Certain Funds Provisions, all documents and instruments required to perfect the security interests of the Administrative Agent in the Collateral described under the heading “Security” in the Term Sheet shall have been executed and delivered and, if applicable, be in proper form for filing.

2. No Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall have occurred since the date of the Acquisition Agreement.

3. The Acquisition shall have been or, substantially concurrently with the funding of the Facility, shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate are material and adverse to the Lenders without the prior consent of the Commitment Party (which consent shall not be unreasonably withheld, delayed or conditioned), it being understood that any change to the definition of Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Lenders. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders in any respect so long as (x) any increase in purchase price is funded with cash on hand or common equity, and (y) any decrease in purchase price shall reduce the amount of the Facility on a dollar-for-dollar basis; provided that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a change in the purchase price.

4. Subject to the Certain Funds Provisions, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

5. The Administrative Agent and the Lead Arranger shall have received customary legal opinions, customary borrowing requests, customary evidence of authorization, organizational documents, good standing certificates (with respect to the jurisdiction of incorporation of the Borrower and the Guarantors) and a customary officer’s certificate, in each case, with respect to the Borrower and the Guarantors.

B-1

6. The Lead Arranger shall have received:

(a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports) and (ii) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date (other than the fourth fiscal quarter) (and, in each case, the comparable period for the prior fiscal year);

(b) with respect to the Target and its subsidiaries, (i) Financial Statements (as defined in the Acquisition Agreement) and (ii) all financial information required to be provided pursuant to Section 4.22 of the Acquisition Agreement; provided that the Lead Arranger hereby acknowledges receipt of the Financial Statements referred to in clause (i) above; and

(c) a solvency certificate from the chief financial officer of the Borrower substantially in the form attached as Annex C hereto.

7. The Lead Arranger shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information regarding the Borrower and the Guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested at least ten (10) business days prior to the Closing Date.

8. All fees and, to the extent invoiced at least two business days prior to the Closing Date, all reasonable and documented out-of-pocket expenses (including expenses of counsel) due to the Commitment Party, the Lead Arranger, the Administrative Agent and the Lenders required to be paid on or prior to the Closing Date will have been paid, which such payment may be offset from the proceeds of the Facility.

9. The Refinancing shall have been consummated or, substantially concurrently with the borrowings under the Facility, shall occur.

B-2

ANNEX C

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Certificate (the “Solvency Certificate”) is being executed and delivered pursuant to Section [ ● ] of that certain [ ● ] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [ ● ], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.

I am generally familiar with the properties, business, assets, finances and operations of the Borrower and its Subsidiaries, taken as a whole, including the Transactions contemplated by the Credit Agreement. In reaching the conclusions set forth in this Solvency Certificate, I have reviewed the Credit Agreement, considered the most recent financial statements of each Loan Party, and reviewed the contents of this Solvency Certificate and, in connection therewith, have reviewed such other documentation and information made (or caused to be made) such investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement, and am duly authorized to execute this Solvency Certificate on behalf of Borrower pursuant to the Credit Agreement; and

2.

As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, taken as a whole, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (iii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, as conducted or contemplated as of the date hereof; and (iv) the Borrower and its Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise). For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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For the avoidance of doubt, the foregoing certifications with respect to the Borrower and its Subsidiaries include the Target and its Subsidiaries.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title: Chief Financial Officer

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ANNEX D

TRANSACTION DESCRIPTION

Except as otherwise expressly provided, capitalized terms used but not defined in this Annex D shall have the meanings set forth in the Commitment Letter, including the other Annexes thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning hereof in this Annex D shall be determined by reference to the context in which it is used.

The Borrower plans to enter into that certain Agreement and Plan of Merger, to be dated as of July 27, 2026 (including all schedules, annexes and exhibits thereto, the “Acquisition Agreement”), by and among the Borrower, DF Merger Sub, Inc., a wholly owned subsidiary of the Borrower (“Merger Sub”) and DroneDeploy, Inc. (the “Seller”), in respect of the entity previously identified to us as “Dragonfly” (together with its subsidiaries unless the context otherwise requires, the “Target”) whereby Merger Sub will merge with and into the Target, with the Target surviving such merger and becoming a wholly owned subsidiary of the Borrower. Pursuant to the terms of the Acquisition Agreement, on the Closing Date, subject to the satisfaction or waiver of certain conditions set forth in the Acquisition Agreement the Borrower will acquire all of the issued and outstanding capital stock of the Target.

In connection with the foregoing, it is intended that:

1.

The Borrower will, on or prior to the Closing Date (i) issue and sell secured or unsecured debt securities (the “Debt Securities”) in a public or private offering, (ii) establish term commitments in respect of and/or incur term loan borrowings under one or more commercial bank or other credit facilities (the “Bank Financing”), and/or (iii) issue and sell equity securities (including equity and debt securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities) in a public or private offering (“New Equity,” and New Equity, together with any Debt Securities and Bank Financing, the “Permanent Financing”), in the case of clauses (i), (ii) and (iii), in an aggregate gross proceeds amount of $750 million (in addition to any over-allotment option).

2.

The cash on hand, proceeds of the Permanent Financing and/or borrowings under the Facility (to the extent borrowed on the Closing Date) will be applied to (i) pay the purchase price in connection with the Acquisition, (ii) pay the fees, costs and expenses incurred in connection with the Transactions, (iii) effect the Refinancing (the amounts set forth in clauses (i), (ii) and (iii) above, collectively, the “Acquisition Costs”), (iv) finance the repurchase of common stock under the Borrower’s stock repurchase program and (v) for general corporate purposes.

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3.

All existing debt for borrowed money (and commitments thereof) in connection with that certain Amended and Restated Loan and Security Agreement, dated as of September 3, 2025, by and among the Target, any subsidiaries of Target from time to time party thereto, several banks and other financial institutions or entities from time to time party thereto and Hercules Capital, Inc. will be repaid, redeemed, or terminated, all liens on and security interests in any assets granted in connection therewith shall be released and all documentation in connection therewith terminated on or prior to the Closing Date (collectively, the “Refinancing”).

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

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